Exhibit 10.1

Espeed Global Limited

Unit 2102, Jubilee Centre

46 Gloucester Road

Wanchai

Ph (+852) 2317 1658

Hong Kong

29th August 2005

Empire Energy Corporation International,

Fax (913) 906 9632

16801 W 116th Street, Suite 100

Ph  (913) 469 5615

Lenexa,  Kansas,  USA  66219

Attn Malcolm Bendall

Re

Cyber Finance Group Limited  (Cyber)

Transfer of Shares

This letter serves to confirm that following completion of due diligence procedures we have obtained all relevant information and satisfied ourselves in respect of the above transaction. As such I confirm on behalf of Espeed Global Limited (Espeed) the following details and matters to be completed :

1.

Cyber Finance Group Limited is a wholly owned subsidiary of Espeed Global Limited.

2.

The total issued share capital of Cyber Finance Group Limited is 100 Ordinary Shares of par value US$1.00 each

3.

All issued share capital of Cyber is paid up in full.

4.

Cyber held 2,063,092 of Empire Energy Corporation International which have been transferred to Espeed, and such transfer has been advised to Interwest Transfer Company Inc. on 19th August 2005. Empire will confirm that the Transfer Agent has identified this change, and is holding the shares to and for the benefit of Espeed.

5.

A duly authorised director of Empire will sign this document after completion of Step 4 above.

6.

Espeed will transfer all the issued shares of Cyber to Empire Energy Corporation Limited (Empire), and Empire will issue 37.5 million Common Stock, ranking pari passu with existing shares, and freely tradeable on the NASDAQ OOBC market. No restrictions as to marketability will exist

7.

On advice from the Transfer Agent, that shares have been issued to Espeed as above, Espeed will forward all original Statutory records to Empire, reflecting the share transfer to Empire

/s/ Lincoln Lok

/s/ Malcolm Bendall

Lincoln Lok

Malcolm Bendall

Director

Empire Energy Corporation International